Exhibit (p)(4)
Appendix A:
Cavanal Hill Investment Management, Inc.
CODE OF ETHICS
as amended April 2009
1. Statement of Standards
This Code of Ethics (the “Code”) sets forth the basic policies of ethical conduct for all directors, officers and employees of Cavanal Hill Investment Management, Inc. (the “Firm”).
The foundation of this Code consists of basic standards of conduct including, but not limited to compliance with applicable law and regulation and the avoidance of conflicts between personal interests and interests of the Firm or its clients. To this end, directors, officers and employees of the Firm should understand and adhere to the following ethical standards:
▪	The duty to comply with the Firm’s policies and procedures and with applicable federal securities laws;[1]
Compliance with the federal securities laws and the rules promulgated under those laws form the baseline requirements for the Firm and its employees. The Firm has adopted policies and procedures reasonably designed to prevent violations of these laws and regulations. The directors, officers and employees of the Firm have the obligation to follow the Firm’s policies and procedures as well as other requirements or prohibitions of the applicable federal securities laws. Questions about the Firm’s policies and procedures or about the obligations of access persons under the applicable federal securities laws should be directed to the Firm’s designated Compliance Officer.
▪	The duty at all times to place the interests of Firm’s clients first;
This duty requires that the directors, officers and employees of the Firm avoid serving their own personal interests ahead of the interests of the Firm’s clients.
▪	The duty to ensure that all personal securities transactions be conducted in a manner that is consistent with this Code to avoid any actual or potential conflict of interest or any abuse of such directors, officers and employees position of trust and responsibility; and

[1]	As it is used in this code, the term “applicable federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, and any rules adopted thereunder by the Commission or the Department of the Treasury.

The directors, officers and employees of the Firm should study this Code and ensure that they understand its requirements. They should conduct their personal investment activities in a manner that not only achieves technical compliance with this Code but also abides by its spirit and principles.
This includes the obligation to report any violations of this code of ethics promptly to the Firm’s Compliance Officer or to such other person as the Firm may designate to administer the code of ethics.
▪	The duty to ensure that the directors, officers and employees of the Firm do not take inappropriate advantage of their position with the Firm.
Directors, officers and employees engaged in personal securities transactions should not take inappropriate advantage of their position or of information obtained during the course of their association with the Firm. They should avoid situations that might compromise their judgment (e.g., the receipt of perquisites, gifts of more than de minimis value ($100) or unusual investment opportunities from persons doing or seeking to do business with the Firm).
▪	The duty to report violations of the Code of Ethics.
Supervised Persons shall report any violations of the Code of Ethics promptly to the Compliance Officer.
2. Definitions
A. “Access Person” means any supervised person2 of the Firm who has access to nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Directors and officers of the Firm are presumed to be access persons.
B. “Beneficial ownership” will be interpreted in the same manner as it would be under Exchange Act Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A Covered Person should consider himself the beneficial owner of securities held by a spouse, a child or a relative who shares the home, or other persons, if by reason of any contract, understanding, relationship, agreement or other arrangement, the covered

[2]	As it is used in this code, the term “Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

person obtains, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the securities.
C. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that “control” generally means the power to exercise a controlling influence over the management or polices of a company, unless such power is solely the result of an official position with such company.
D. “Covered Persons” means the directors, officers and employees of the Firm, whether they are access persons or not.
E. An “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.
F. A “limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.
G. “Purchase or sale” for purposes of this Code of Ethics includes, among other things, the writing of an option to purchase or sell a security.
H. “Reportable Fund” means: (1) Any fund3 for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (2) Any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Firm.
I. “Reportable Security” means a security as defined in section 202(a)(18) of the Investment Advisers Act of 19404, except that it does not include:
▪	Direct obligations of the Government of the United States;

▪	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

▪	Shares issued by money market funds;

▪	Shares issued by open-end funds other than reportable funds; and

[3]	As it is used in this code, the terms “fund” or “funds” means an investment company registered under the Investment Company Act of 1940.

[4]	In that section the term “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

▪	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.
3. Restrictions Applicable to Covered Persons
Covered Persons may have access to information about the trading activity of the Firm that is confidential and not available to the general public, such as (but not limited to) information concerning securities held in, or traded by, the Firm, information concerning certain underwritings of broker/dealers affiliated with a Fund that may be deemed to be “material inside information”, and information which involves a merger or acquisition that has not been disclosed to the public.
“Material inside information” is defined as any information about a company which has not been disclosed to the general public and which either a reasonable person would deem to be important in making an investment decision or the dissemination of which is likely to impact the market price of the company’s securities.
Covered Persons in possession of material inside information must not trade in or recommend the purchase or sale of the securities concerned until the information has been properly disclosed and disseminated to the public.
In addition, Rule 17j-1(b) under the Investment Company Act of 1940 (the “Act”) makes it unlawful for any affiliated person of an investment adviser to a mutual fund, in connection with purchase or sale by such person of a security held or to be acquired by the fund:
▪	To employ any device, scheme or artifice to defraud the fund;

▪	To make to the fund any untrue statement of a material fact or omit to state to the fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

▪	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the fund; or

▪	To engage in any manipulative practice with respect to the fund.
Engaging in short-term trading practices or other potentially abusive trading in shares of a registered investment company for which the Firm is a service provider may constitute violations of Rule 17j-1(b) and/or the stated policies of the registered investment company. Accordingly, covered persons of the Firm are prohibited from engaging or attempting to engage in excessive trading and exchange activity or other potentially abusive trading in the shares of such a registered investment company, including trading that violates the stated policies of the registered investment company. Additional guidelines as to what constitutes “excessive” and “abusive” may be adopted by the Firm as necessary.

4. Reporting Requirements
     i. Reporting. Each access person of the Firm, shall submit the following information on the Firm’s online Code of Ethics reporting system to the Firm’s Compliance Officer with respect to all holdings and transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:
          (1) Holdings Reports. Access persons must submit to the Compliance Officer, or his or her delegate, reports of the Access Person’s a current securities holdings that meets the following requirements:
               i. Content of Holdings Reports. Each holdings report must contain, at a minimum:
                    1. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
                    2. The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and,
                    3. The date the Access Person submits the report.
               ii. Timing of Holdings Reports. Access Persons must each submit a holdings report.
                    1. No later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person; and,
                    2. At lease once each 12-month period thereafter on a date you select, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.
          (2) Transaction Reports. Access Persons must submit to the Compliance Officer, or his or her delegate, quarterly securities transactions reports that meet the following requirements:
               i. Content of Transaction Reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:
                    1. The date of the transaction report, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each reportable security involved;

                    2. The nature of the transaction (i.e., purchase, sale or another type of acquisition or disposition);
                    3. The price of the security at which the transaction was effected;
                    4. The name of the broker, dealer or bank with or through which the transaction was effected; and,
                    5. The date the Access Person submits the report.
     B. Exceptions. The reporting requirements outlined above do not apply:
▪	To securities held in accounts over which an access person has no direct or indirect influence or control; or

▪	Transactions effected pursuant to an automatic investment plan.[5]
     D. Additional Reporting. Brokerage statements must be submitted with respect to any transaction or holding, in a Reportable Security by any person subject to this code.
5. Review and Enforcement
     A. Review.
          (1) The Firm’s Compliance Officer (or his or her delegate) shall review the reported personal securities transactions of access persons for compliance with the requirements of this Code of Ethics.
          (2) At least once each year the Compliance Officer (or his or her delegate) shall provide each access person with a copy of the Firm’s Code of Ethics and of any amendments to the Code and shall require each access person to acknowledge in writing that he or she has received a copy of the Code of Ethics.
          (3) If the Firm’s Compliance Officer (or his or her delegate) determines that a violation of this Code of Ethics may have occurred, before making a final determination that a material violation has been committed by an individual, the Firm’s Compliance Officer (or his or her delegate) may give such person an opportunity to supply additional information regarding the transaction in question.
     B. Enforcement.
          (1) If the Firm’s Compliance Officer (or his or her delegate) determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation to the Board of Directors of the Firm. The Directors, with the exception of any person whose

[5]	The term “automatic investment plan” means a program in which regular periodic purchases or sales are made automatically in investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend investment plan.

transaction is under consideration, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate.
          (2) No person shall participate in a determination of whether he or she has committed a violation of this Code of Ethics or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the Firm’s Compliance Officer is under consideration, an officer of the Firm designated for the purpose by the Directors of the Firm shall act in all respects in the manner prescribed herein for the Firm’s Compliance Officer.
6. Trading Restrictions
     A. Initial Public Offerings and Limited Offerings. No access person may acquire any direct or indirect beneficial ownership in any securities in an initial public offering or in a limited offering unless the Firm’s Compliance Officer (or his or her delegate) has authorized the transaction in advance.
     B. Preclearance.
          (1) An access person may not purchase or sell, directly or indirectly any Reportable Security unless the Compliance Officer (or his or her delegate) has approved a written request relating to such purchase or sale within three days prior to the execution of the transaction and such approval has not been rescinded by the Compliance Officer. The Compliance Officer shall not grant preclearance for a transaction in a Reportable Security if, to the knowledge of the Compliance Officer, the Firm has a pending buy or sell order for that security.
This preclearance requirement shall not apply:
•	to purchase or sale transactions that involve $10,000 or less;

•	to purchases or sales of shares of BOK Financial Corporation stock; or

•	to purchases or sales of shares of a reportable fund.
     C. Abusive Trading. Access persons of the Firm are prohibited from engaging or attempting to engage in excessive trading and exchange activity or other potentially abusive trading in the shares of such a registered investment company, including trading that violates the stated policies of the registered investment company.
Please note: Access Persons of the Firm should not place trades in any amount in a covered security on a day during which, to the knowledge of the access person, the firm has a “buy” or “sell” order pending.
7. Records
The Firm shall maintain records in the manner and to the extent set forth below:
▪	A copy of the Firm’s current code of ethics and of any code of ethics that at any time within the past five years was in effect.
▪	A record of any violation of the code of ethics, and of any action taken as a result of the violation.

▪	A record of all written acknowledgments of receipt of a copy of the Firm’s code of ethics for each person who is currently, or within the past five years was, a supervised person of the Firm.
▪	A record of each report made by an access person of the Firm, including broker trade confirmations or account statements received in lieu of such reports, all such information, whether from a report made by an access person or from information provided in lieu of a report, to be maintained electronically in an accessible computer database.
▪	A record of the names of persons who are currently, or within the past five years were, access persons of the Firm.
▪	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in an initial public offering or limited offering by access persons of the Firm for at least five years after the end of the fiscal year in which the approval is granted.
Such records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years in an appropriate office of the investment adviser.
8. Miscellaneous
     A. Confidentiality. All reports of securities transactions and any other information provided by any person pursuant to this Code of Ethics shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission or any other state or federal agency with jurisdiction over the activities of the Firm or its directors, officers or employees.
     B. Amendment; Interpretation of Provisions. The Board of Directors of the Firm may from time to time amend this Code of Ethics or adopt such interpretations of this Code of Ethics as they deem appropriate.

ANNUAL CERTIFICATION
The undersigned hereby certifies on behalf of Cavanal Hill Investment Management, Inc. (the “Firm”), to the Board of Trustees pursuant to Rule 17j-1(c)(2)(B) under the Investment Company Act of 1940, that a) the Firm has adopted procedures that are reasonably necessary to prevent advisory representatives from violating its Code of Ethics (“the Code”), b) no issues have arisen under the Code or the procedures adopted to implement the Code, and c) there have been no material violations of the Code since the last report to the Trustees.

Date:	Director of Compliance
This form is submitted separately to the Board of Directors of the Cavanal Hill Funds.